Exhibit 11.1

TC BIOPHARM (HOLDINGS) PLC

CODE OF BUSINESS CONDUCT AND ETHICS

(ADOPTED ____, 2022)

Policy Overview

This Code of Business Conduct and Ethics (this “Code”) flows directly from our commitment to our mission and core values. We are committed to maintaining the highest standards of business conduct and ethics. Our combined efforts will enable us to make the right decisions that provide value and benefit our employees as well as our patients, shareholders, healthcare professionals, patient advocacy groups and external stakeholders. It is unacceptable to cut legal or ethical corners for the benefit of TC BIOPHARM PLC (“TC BioPharm”) or for personal benefit.

This Code is intended to deter wrongdoing as well as the appearance of wrongdoing. Doing the right thing is more important than winning while risking our reputation or the trust of our patients, healthcare professionals, partners and shareholders.

This Code is designed to ensure we:

● operate our business ethically and with integrity;

● avoid actual or apparent conflicts of interest;

● comply with the letter and spirit of all laws and TC BioPharm policies, including full, fair, accurate, timely and understandable disclosure in reports and documents we file with those regulatory authorities with oversight of us, including the U.S. Securities and Exchange Commission (the “SEC”) and in our other public communications; and

● promptly internally report suspected violations of this Code.

To whom does this Code apply?

This Code applies to all of us: the directors, executives, employees and independent contractors of TC BioPharm and its subsidiaries. In addition to our own compliance, all of us must ensure that those we manage, and those that we hire to work on our behalf, comply with this policy.

Acknowledgement of Code

After carefully reviewing this Code, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company or to the person designated as the Compliance Officer or such Compliance Officer’s designee within ten (10) business days of your receipt of this Code and on an annual basis as the Company may require.

Honest and Ethical Conduct

Consistent with our core values, TC BioPharm personnel must act and perform their duties ethically, honestly and with integrity – doing the right thing even when “no one is looking.” This includes acting responsibly in our relationships with patients, healthcare professionals, key opinion leaders, investigators, hospitals, pharmacies, regulatory entities, partners, suppliers, vendors, investors and the public. We commit to only what we can do and we deliver on our commitments. No winks. No nods.

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Conflicts of Interest

A conflict of interest may exist where the interests or benefits of one person or entity conflict or appear to conflict with the interests or benefits of TC BioPharm. Your decisions and actions related to TC BioPharm should be based on the best interests of TC BioPharm and not based on personal relationships or benefits, either for yourself or for others. TC BioPharm personnel must never use or attempt to use their position with TC BioPharm to obtain improper personal benefits.

A conflict of interest may arise in many situations. We cannot list them all in this policy of course. However, some examples include:

● serving as a director, employee or contractor for a company that has a business relationship with TC BioPharm or is a competitor of TC BioPharm;

● having a financial interest in a competitor, supplier or customer of TC BioPharm, other than holding direct interest of less than a 3% in the equity of a publicly traded company;

● receiving something of material value from a competitor, supplier or customer of TC BioPharm beyond ordinary entertainment or nominal gifts in the ordinary course of business, such as a simple meal, limited amounts of food and drink, or logo wear;

● being asked to speak or participate at a conference where the conference sponsor has a real or potential business relationship with TC BioPharm (as a licensor, vendor, customer or investor, for example), and the sponsor offers waiver of registration fees, pays travel or accommodation arrangements or pays other benefits materially in excess of our standard benefits; or

● directly or indirectly using for personal gain, rather than for the benefit of TC BioPharm, an opportunity that you discovered through your role with TC BioPharm or your use of corporate property or information.

Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. We encourage you to seek guidance from your manager and the human resources or legal departments when you have any questions or doubts.

In the interest of clarifying the definition of “conflict of interest,” if any member of the Board who is also a partner or employee of an entity that is a holder of TC BioPharm equity, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction (investment transaction or otherwise) or other matter other than in connection with such individual’s service as a member of the Board (including, if applicable, in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund) that may be an opportunity of interest for both TC BioPharm and such Fund (a “Corporate Opportunity”), then, provided that such director has acted reasonably and in good faith with respect to the best interests of TC BioPharm, such an event shall be deemed not to be a “conflict of interest” under this policy.

If you are aware of an actual or potential conflict of interest, or are concerned that a conflict might develop, please discuss with your manager and then obtain approval from our Compliance Officer before engaging in that activity or accepting something of value. The Compliance Officer is a person to whom you can address any questions or concerns related to this Code or any other matters relating to legal or regulatory compliance. The Compliance Officer is our Chief Financial Officer.

We will abide by the securities laws that govern conflicts of interest by our executive officers and directors. As a result, the actions or relationships that will be considered conflicts with respect to our executive officers and directors are only those that meet the requirement for disclosure in our periodic filings with the SEC pursuant to Item 404 of Regulation S-K or Item 7.B of Form 20-F, as applicable, which are referred to as related party transactions. Such related party transactions must be approved by the Audit Committee as required by applicable laws and regulations, and provided such approval is obtained in advance and such transactions are publicly disclosed, such approval shall not be deemed a waiver of this Code.

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Compliance

TC BioPharm strives to comply with all applicable laws and regulations. It is your personal responsibility to adhere to the standards and restrictions imposed by those laws and regulations, including those relating to financial and accounting matters. The same applies to policies we adopt, such as this one. Even if conduct complies with the letter of the law or our policies, we must avoid conduct that will have an adverse impact on the trust and confidence of our customers, partners or investors.

For example, regardless of local practices or actions by competitors, you must never directly or indirectly make a payment (cash or any other items of value) to a foreign official or government employee to obtain or retain business for TC BioPharm, or to acquire any improper advantage. You must fully comply with all anticorruption laws of the countries in which we do business, including the U.K. Bribery Act and the U.S. Foreign Corrupt Practices Act which applies globally. For more information about the rules governing gifts to foreign officials, please reference our Anti-Bribery Policy.

Accurate Financial and Accounting Disclosures

Our principal executive officer, principal financial officer and people who perform similar functions are our “senior financial officers” and are responsible for ensuring that disclosures in our periodic reports and other public communications are full, fair, accurate, timely and understandable.

Managing Compliance

Accountability

This Code is a statement of certain fundamental principles, policies and procedures that govern TC BioPharm personnel in the conduct of our business. Reported violations of this Code will be investigated and appropriate action taken. Any violation of this Code, including fraudulent reports, may result in disciplinary action. That disciplinary action may include termination of employment and legal proceedings if warranted.

Reporting

If you have a concern regarding conduct that you believe to be a violation of a law, regulation or TC BioPharm policy, or you are aware of questionable legal, financial or accounting matters, or simply are unsure whether a situation violates any applicable law, regulation or TC BioPharm policy, please:

● discuss the situation with your manager;

● if your manager is involved in the situation or you are uncomfortable speaking with your manager, contact our Compliance Officer; or

● if you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chief Executive Officer.

A toll-free compliance hotline and email address are also available to those who wish to ask questions about TC BioPharm’ policy, seek guidance on specific situations, submit concerns regarding questionable accounting or auditing matters or report violations of this Code.

The toll-free compliance hotline is +1 833 712 2694 and the website for you to submit an anonymous email is https://www.whistleblowerservices.com/TCBP You may call the toll-free number or use the website if you prefer, although the Compliance Officer will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your contact with the toll-free compliance hotline or use of the compliance website will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.

We expect our employees to do their best to comply with this policy. It is important that you stay vigilant to ensure there are no violations of this policy by anyone. Do not stay silent in the face of a potential violation. If you have knowledge of a potential violation and fail to report it via the process set forth above, you too may be subject to disciplinary action under this Code.

No Retaliation

TC BioPharm will not retaliate against any individual for filing a good-faith concern regarding non-compliance with this policy. TC BioPharm will not retaliate against any individual participating in the investigation of any such complaint either. Finally, TC BioPharm will not permit any such retaliation by any manager or executive officer, or by any company with which we contract.

Waivers of this Code

Any amendment or waiver of any provision of this Code must be approved in writing by the Board or, if appropriate, its delegate(s) and promptly disclosed when required pursuant to applicable laws and regulations. Any waiver or modification of this Code for a director, executive officer or senior financial officer will be promptly disclosed to shareholders if and as required by applicable law or the rules of any stock exchange on which any of TC BioPharm’s equity securities are listed.

Amendments

We are committed to continuously reviewing and updating our policies. We therefore may amend this Code at any time and for any reason. We welcome your comments about this policy as well. Contact your manager or our Compliance Officer with any such comments.

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